CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
Toll Brothers, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Company"), DOES HEREBY CERTIFY THAT:
FIRST:	At a meeting held on January 10, 1989, the Board of
Directors of the Company adopted resolutions that declared advisable the following amendments to the Company's Certificate of Incorporation and directed that said amendments be submitted to the Company's shareholders for their consent and approval at the Annual Meeting of Shareholders on March 7, 1989. The amendments amend Article Five of the Company's Certificate of Incorporation by deleting the first paragraph of Article Five and replacing it with the following:
Part I - Powers of the Board
The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the corporation. Any
By-Laws which the Directors make under the power conferred hereby may not be altered, amended or repealed, nor may any provisions inconsistent therewith be adopted by the stockholders, without the affirmative vote of the holders of at least 66-2/3% of the voting power of the voting stock of the corporation entitled to vote generally in the election of directors, voting together as single class.
In addition, the amendments add "Part II - Number of Directors and Ballots" as a new heading before the second paragraph of Article Five, and add the following new Parts to Article Five:
Part III

Classification of the Board
The Directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as reasonably possible, as shall be provided in the manner specified in the By-Laws of the corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1990, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1991, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1992, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the corporation, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
Part IV

Removal of Directors
Any Director may be removed from office only for cause and only by the affirmative vote of the holders of 66-2/3% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.
Part V

Vacancies and Newly Created Directorships
Newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until successors for such Director's class shall have been elected and qualified.
Part VI

Notice of Stockholder Nominations
Advance notice of stockholder nominations for the election of Directors shall be given in the manner provided in the By-Laws of the corporation.
Part VII

Ability to Alter, Amend or Repeal
Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3% of the combined voting power of all shares of the corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to alter, amend or repeal this Article Five or to adopt any provision inconsistent herewith.
SECOND:	At the Annual Meeting of Shareholders, held on March 7,
1989, more than two-thirds of the outstanding stock entitled to vote thereon approved the foregoing amendments to the Company's Certificate of Incorporation.
THIRD:	The aforesaid amendments were duly adopted in accordance
with the provisions of Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, the Company has caused its corporate seal to be hereunto affixed and this certificate to be signed, under penalty of perjury, by Robert I. Toll, its Chairman of the Board and Chief Executive Officer, and attested by Bruce E. Toll, its Secretary, on March 7, 1989, and does confirm that this Certificate of Amendment is the act and deed of the Company and that the statements made herein are true.
TOLL BROTHERS, INC.


By:  /s/ Robert I. Toll
	Robert I. Toll
	Chairman of the Board and
	Chief Executive Officer
Attest:


By:  /s/ Bruce E. Toll
	Bruce E. Toll, Secretary
		(Corporate Seal)
DSB:829713.1/TOL002-051098	- 3 -
DSB:829713.1/TOL002-051098